                                   Exhibit 12

                               UNISYS CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                 ($ in millions)

                                                                                  Years Ended December 31
                                                          -----------------------------------------------------------------------
                                                             2001           2000             1999           1998            1997
                                                             ----           ----             ----           ----            ----
Fixed charges
Interest expense                                          $   70.0       $    79.8       $   127.8       $   171.7       $  233.2
Interest capitalized during the period                        11.8            11.4             3.6               -              -
Amortization of debt issuance expenses                         2.7             3.2             4.1             4.6            6.7
Portion of rental expense representative of
  interest                                                    53.9            42.2            46.3            49.1           51.8
                                                          --------       ---------       ---------       ---------       --------
    Total Fixed Charges                                      138.4           136.6           181.8           225.4          291.7
                                                          --------       ---------       ---------       ---------       --------
Earnings
Income (loss) from continuing operations before
  income taxes                                               (46.5)          379.0           770.3           594.2         (748.1)
Add (deduct) the following:
 Share of loss (income) of associated companies               (8.6)          (20.5)            8.9             (.3)           5.9
 Amortization of capitalized interest                          5.4             2.2               -               -              -
                                                          --------       ---------       ---------       ---------       --------
    Subtotal                                                 (49.7)          360.7           779.2           593.9         (742.2)
                                                          --------       ---------       ---------       ---------       --------

Fixed charges per above                                      138.4           136.6           181.8           225.4          291.7
Less interest capitalized during the period                  (11.8)          (11.4)           (3.6)              -              -
                                                          --------       ---------       ---------       ---------       --------
Total earnings (loss)                                     $   76.9       $   485.9       $   957.4       $   819.3       $ (450.5)
                                                          ========       =========       =========       =========       ========

Ratio of earnings to fixed
  charges                                                        *            3.56            5.27           3.63               *
                                                          ========       =========       =========       =========       ========

* Earnings for the years ended December 31, 2001 and 1997 were inadequate to cover fixed charges by approximately $49.7 and $742.2 million, respectively.